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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE      Media Contact: Rose Bratton         281-406-2212
                           Investor Contact: David Tucker      281-406-2370

            PARKER DRILLING ANNOUNCES SECOND QUARTER CONFERENCE CALL

HOUSTON, July 9, 2004 -- Parker Drilling Company (NYSE: PKD) will host its second quarter conference call at 10 a.m. CDT (11 a.m. EDT) on Tuesday, August 3, 2004. Earnings for the quarter will be released that morning prior to the call. Those interested in participating in the call may dial in at (303) 262-2175. The conference call replay can be accessed from noon CDT August 3, 2004, until 6 p.m. CDT August 10, 2004, by dialing (303) 590-3000 and using the access code 11002920#. Alternatively, the call can be accessed live through the Parker Web site at http://www.parkerdrilling.com. An archive of the call will be available on the Web for 12 months.

A summary of operations and financial conditions of the company will be presented by members of the Parker management team, followed by questions from the listening audience.

While the Company's expectations are consistent with First Call estimates of a net loss of $0.05 per share for ongoing operations, the Company will incur additional non-recurring charges approximating $8 million during the quarter. The majority of these charges are for additional impairment of the Company's Latin America assets as a result of reclassifying these assets from Discontinued Operations to Continuing Operations, and the remainder is due to personnel-related charges.


This release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, the outlook for rig utilization and dayrates, general industry conditions including bidding activity, future operating results of the Company's rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ from those expressed or implied in the forward-looking statements. For a more detailed discussion of risk factors, please refer to the Company's reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2003. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward- looking statement.


Parker Drilling Company is a Houston-based global energy company specializing in offshore drilling and workover services in the Gulf of Mexico and international land and offshore drilling. Parker also owns Quail Tools, a provider of premium rental tools for oil and gas drilling. Parker Drilling has 74 marketed rigs and employs approximately 2,900 people worldwide. For more information go to http://www.parkerdrilling.com.

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